Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 002-74584 on Form N-1A of our report dated June 22, 2015, relating to the financial statements and financial highlights of Retirement Reserves Money Fund (the “Fund”) of Retirement Series Trust, on Form N-CSR of the Fund for the year ended April 30, 2015. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 4, 2016